SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM (this “Program”) is made and entered into effective as of June 28, 2010 (“Effective Date”), by and between VCA Antech, Inc., a Delaware Corporation (“Company”), and Arthur J. Antin, an individual (“Executive”).

RECITALS

WHEREAS, Company desires to establish a Supplemental Executive Retirement Program to provide retirement income benefits to Executive; and

WHEREAS, this Program is a nonqualified supplemental retirement plan, and is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

PROGRAM

1.	Program. Company hereby establishes this Program for the benefit of Executive.
2.	Definitions.

(a)       “Accrued Benefit Percentage”means the percentage of Final Salary specified in Section 3(c) earned as of each Anniversary Date during the Accrual Period.

(b)       “Accrual Period” means the period beginning January 1, 2009 through December 31, 2012.

(c)       “Actuarial Equivalent” means a benefit of equivalent value when computed on the basis of a present value discount rate equal to four percent (4%) per annum.

(d)       “Anniversary Date” means December 31 of each year, except as otherwise specified in Section 3(c).

(e)       “Base Salary” means the Executive’s regular recurring base compensation paid in cash by the Company pursuant to the terms of the Employment Agreement for personal services actually rendered in the course of employment with the Company, including salary deferrals pursuant to any salary reduction agreement under Section 125 or 401(k) of the Code that are not currently includible in the Executive’s gross income, but excluding bonuses, reimbursements and other expense allowances, Company contributions to any Company profit-sharing plan and amounts credited under any other qualified or non-qualified plan of deferred

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compensation, other than salary deferrals pursuant to a salary reduction agreement under Section 401(k) of the Code.

(f)        “Beneficiary” means the person, persons or entity designated by the Executive to receive benefits in the event of the Executive’s death. In the absence of any effective designation, the Executive’s Beneficiary shall be the Executive’s surviving legal spouse. If such spouse dies before receiving payment to which he or she is entitled hereunder, then payment shall be made to such person or persons, including his estate, as he or she may designate in the last Beneficiary designation received by the Plan Administrator from such spouse prior to his death. If the Executive is not survived by a legal spouse, or if such spouse shall fail to so designate, the said payment shall be made to the then living children of the Participant, if any, in equal shares. If there are no surviving children, the payment will be made to the estate of the later to die of the Executive and (if any) his legal spouse.

(g)       “Benefit Commencement Date” means the first day of the calendar month next following the Executive’s attainment of Normal Retirement Age.

(h)       “Benefit Period”means the period of 144 months following Executive’s Benefit Commencement Date.

(i)	“Board of Directors” means the Board of Directors of the Company.

(j)        “Cause” means Executive’s conviction (including any plea of guilty) of (i) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise; or (ii) any crime of moral turpitude.

(k)	“Change in Control” has the meaning set forth in Section 3(g) hereof.
(l)	“Claimant” has the meaning set forth in Section 14(a) hereof.

(m)      “Claims Administrator” has the meaning set forth in Section 14(a) hereof.

(n)       “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

(o)	“Company” means VCA Antech, Inc., a Delaware Corporation.

(p)       “Disability” means (i) the inability of Executive to perform any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve months, as determined by the reasonable judgment of a physician selected by Executive (or Executive’s legal guardian if Executive is incapacitated) and reasonably acceptable to the Company, (ii) if the Executive is by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve months receiving income replacement benefits for a period of not less than three

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months under an accident and health plan covering employees of the Company, or (iii) Executive is determined to be totally disabled by the Social Security Administration.

(q)       “Effective Date” means the date of adoption of this Program by the Board of Directors specified in the first paragraph hereof.

(r)        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific provision of ERISA shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

(s)       “Employment Agreement”means that certain employment contract by and between Executive and Company, as amended from time to time.

(t)        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific provision of the Exchange Act shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

(u)       “Executive” means the Executive designated in the introductory paragraph of this Program.

(v)       “Final Salary” means the amount that is the greater of: (i) Executive’s annual Base Salary (before adjustments for elective deferrals or contributions to Company employee benefit plans) payable immediately prior to Executive’s Benefit Commencement Date, or (ii) the average of Executive’s annual Base Salary (before adjustments for elective deferrals or contributions to Company employee benefit plans) for the three highest years during the ten year period ending on the December 31st immediately preceding Executive’s Benefit Commencement Date.

(w)      “Good Reason” means the Executive’s termination of employment upon written notice of termination delivered by Executive to the Company within two years following the initial existence of one or more of the following conditions without Executive’s consent:

1.         The breach by Company of any of the material obligations of the Company to Executive under this Agreement or under any employment or consulting agreement between Executive and the Company, or

2.         The relocation of the office where Executive is required to perform his duties to the Company to a location outside of Los Angeles County, California.

Provided, however, that Executive must deliver written notice to the Company of the existence of the condition within 90 days of the condition’s initial existence, upon receipt of which notice the Company shall have at least 30 days to remedy such condition, and if the Company does so remedy the condition then Executive will not be entitled to terminate employment for Good Reason.

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(x)          “Named Fiduciary” means the person, entity or Committee designated by the Board of Directors to hear appeals of a denied claim for benefits under the Program. Unless otherwise designated by the Board of Directors, the Named Fiduciary will be the Compensation Committee of the Board of Directors.

(y)	“Normal Retirement Age” means the attainment of age 67.
(z)	“Program” means this Supplemental Executive Retirement Program.

(aa)         “Separation from Service” means the termination of the Participant’s employment with the Company and all affiliated companies so as to constitute a separation from service under Section 1.409A-1(h)(1) of the Treasury Regulations. Solely for purposes of determining whether a Separation from Service has occurred, “affiliated company” is defined as (i) any corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) with the Company, or (ii) a trade or business under common control (as defined in Section 414(c) of the Code) with the Company, provided that in applying Section 1503(a) of the Code for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50%” is used instead of “at least 80%” each place it appears in Section 1503(a), and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining a trade or business under common control under Code Section 414(c), the language “at least 50%” is used instead of “at least 80%” each place it appears in Section 1.414(c)-2.

(bb)     “Supplemental Retirement Benefit” means the benefit payable in accordance with the provisions of Section 3, hereof.

3.	Supplemental Retirement Benefit.

(a)       Upon the Benefit Commencement Date, Executive shall receive a Supplemental Retirement Benefit under this Section 3. Except as provided in Section 3(f) hereof, Executive’s Supplemental Retirement Benefit shall consist of 144 monthly benefit payments, commencing on the Benefit Commencement Date, equal to the amount determined in Section 3(b) hereof. Such Supplemental Retirement Benefit shall be fully vested and nonforfeitable.

(b)       The Supplemental Retirement Benefit will be paid in 144 monthly benefit payments beginning on the Benefit Commencement Date in an amount equal to one-twelfth of the Accrued Benefit Percentage determined under the table in Section 3(c) hereof multiplied by the Final Salary for the Benefit Period.

(c)       The Accrued Benefit Percentage shall be a percentage of Final Salary as of each Anniversary Date within the Accrual Period for which Executive continues to be employed by the Company without experiencing a Separation from Service, as specified below:

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Employment Anniversary Date	Accrued Benefit Percentage
Effective Date	20%
December 31, 2010	30%
December 31, 2011	40%
December 31, 2012	50%

Notwithstanding anything to the contrary in the above schedule, in the event that prior to or coincident with Executive’s Separation from Service there occurs any of the following:

1.	a Change in Control;
2.	an involuntary termination by the Company without Cause;
3.	a voluntary termination by Executive for Good Reason;
4.	Executive’s death; or
5.	Executive’s Disability;

the Accrued Benefit Percentage will be 50%, calculated as if Executive continued to be employed through the end of the Accrual Period.

(d)       The payments and benefits under this Program constitute nonqualified deferred compensation subject to the application of Section 409A of the Code. The payment of such amounts is intended to comply with Section 409A of the Code. To the extent applicable, this Program shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Program to the contrary, the Company may adopt such amendments to this Program or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Program from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that no such amendments or adoption of other policies and procedures will reduce the amount of any compensation or benefit Executive otherwise would be entitled to under this Program without the written consent of Executive. Executive shall not, directly or indirectly, designate the taxable year of a payment made under this Program. Any right to a series of installment payments pursuant to this Program is to be treated as a right to a series of separate payments. Any amount that is paid as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), or within the involuntary separation pay limit under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) shall be treated as a separate payment. Payment dates provided for in this Program shall be deemed to incorporate “grace periods” within the meaning of Section 409A of the Code.

(e)       In addition, notwithstanding anything to the contrary in this Program, no Supplemental Retirement Benefit, shall be paid to Executive during the 6-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Program would be a prohibited distribution under

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Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

(f)        Acceleration of Payments. Notwithstanding anything herein to the contrary, upon the occurrence of (i) a Change in Control of the Company that is also a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), (ii) the Executive’s death or (iii) the Executive’s Disability, any of which occurs prior to the Benefit Commencement Date, the Company will pay to Executive in a lump sum on the date of the Change in Control, death or Disability, the Actuarial Equivalent of 144 monthly benefit payments, commencing on the Benefit Commencement Date, equal to the Supplemental Retirement Benefit that would be payable to Executive on the Benefit Commencement Date had a Change of Control, death or Disability not occurred, calculated as if Executive continued to be employed through the end of the Accrual Period. In addition, upon the occurrence of a Change in Control of the Company that is also a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), which occurs after the Benefit Commencement Date, this Agreement will terminate and the Actuarial Equivalent of any remaining monthly benefit payments will be paid in a lump sum on the date of the Change in Control.

(g)       Change in Control Definition. For purposes of this Section, a “Change in Control” of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company into or with another “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act), immediately following the consummation of such consolidation or merger, of 62.5% or more of the combined voting power of the then outstanding voting securities of the person surviving or resulting from such consolidation or merger, or (y) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any person shall become the beneficial owner of 25% or more of the Company’s outstanding common stock; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire board of directors of the Company cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

4.         Prohibition on Assignments. No part of the Supplemental Retirement Benefit shall be liable for the debts, contracts or engagements of Executive or his successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge,

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encumber or assign any Supplemental Retirement Benefit or any interest therein in any manner whatsoever.

5.         Unfunded Obligations of Company. The obligations of Company under the Program shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of Company for the benefit of Executive or any other person. The interest of Executive or any other person hereunder shall be limited to the right to receive the Supplemental Retirement Benefit as set forth herein. To the extent that Executive or any other person acquires a right to receive any benefit under the Program, such right shall be no greater than the right of an unsecured general creditor of Company. For tax purposes and for purposes of Title I of ERISA, this Program is intended to qualify as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and shall be interpreted accordingly. No action by the Company, its Board of Directors, or the Claims Administrator under this Program shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of any Participant or Beneficiary or any other persons otherwise entitled to benefits under the Program. The status of the Participant and any Beneficiary with respect to any liabilities assumed by the Company hereunder shall be solely that of unsecured creditors of the Company. The Program constitutes a mere promise by the Company to make benefit payments in the future. Any insurance policy or any other asset acquired or held by the Company in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of a Participant or Beneficiary or to be security for the performance of the obligations of the Company, but shall be, and remain a general, unpledged, unrestricted asset of the Company at all times subject to the claims of general creditors of the Company. Inclusive of the foregoing, the Company may transfer assets, including any informal funding vehicles, to a grantor trust of the type known as a “Rabbi Trust” with the Company as grantor and owner of such trust.

6.         Administrative Provisions. Company shall be the administrator of the Program and shall administer the Program in accordance with the terms of the Program and ERISA.

(a)       Company shall have the discretion, power and authority: (i) to engage actuaries, attorneys, accountants, or other firms or persons and to rely upon the reports or advice of such persons except as otherwise required by law and (ii) to delegate any duty, power or responsibility to any firm or other person engaged under clause (i) or to any other person or persons.

(b)       This Program shall be administered, interpreted and applied fairly and equitably by the Company in its discretion and in accordance with the specified purposes of this Program. All discretionary determinations by Company shall be binding upon all parties, to the maximum extent permitted by law. Company shall be the named fiduciary of this Program.

7.         Successors and Assigns. This Program shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Executive may not assign Executive rights or delegate Executive’s duties under this Program either in whole or in

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part without the prior written consent of Company. Any attempted assignment or delegation without such consent will be void.

8.         Headings. Any headings of sections of this Program are solely for the convenience of the parties hereto and are not part of this Program, nor are they to be used in its interpretation.

9.         Counterparts. This Program may be executed and delivered by facsimile, and in several counterparts; each such counterpart shall be considered as an original Program and all such executed counterparts shall constitute one Program.

10.       Notice. Any notice, request, instruction, or other document required to be given under this Program by either party to the other shall be in writing and delivered in person or by courier, or mailed by certified mail, postage prepaid, return receipt requested, to the address specified below, or to such other address as the party specifies in writing. Such notice, if in person or by courier, will be effective when delivered, and, if by mail, will be effective upon its mailing as specified:

If to Company:	If to Executive:

VCA Antech, Inc. 12401 West Olympic Boulevard Los Angeles, CA 90064-6701 Facsimile No.: (310) 571-6701 Attn: Chief Executive Officer	Arthur J. Antin c/o VCA Antech, Inc. 12401 West Olympic Boulevard Los Angeles, CA 90064-6701 Facsimile No.: (310) 571-6701

Executive shall be responsible for furnishing his current address, and the current name and address of his Beneficiary (as defined below).

11.       Entire Program. This Program sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Program, nor any waiver of any rights under this Program, shall be effective unless in writing signed by the party to be charged. The failure by either party to enforce any rights hereunder shall not be construed as a waiver of any rights of such party.

12.       Severability. If any provision of this Program shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Program.

13.       Payment in the Case of Executive’s Death. In the event of the death of Executive, payments under this Program shall be made to the person designated as the Beneficiary in writing to the Company. Consent of Executive’s spouse is required for designation of a Beneficiary other than Executive’s spouse.

14.	Application for Benefits.

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(a)       Claim for Benefits. If Executive, Executive’s surviving spouse or Beneficiary, as the case may be (the “Claimant”) does not receive timely payment of any benefits which Claimant believes are due and payable under this Program, Claimant may file a claim for Supplemental Retirement Benefit under this Program by notifying the Company in writing, together with such other documents and information as Company may require. Within 90 days following receipt of the claim and all necessary documents and information, Company’s authorized delegate reviewing the claim (the “Claims Administrator”) shall furnish the Claimant with written notice of the decision rendered with respect to the claim. The Claims Administrator shall be designated by the Company’s Board of Directors. The Board of Directors reserves the right to change the Claims Administrator from time to time. Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 90 day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered. In no event shall the period of the extension exceed ninety (90) days from the end of the initial 90 day period.

(b)       Content of Denial. In the case of a complete or partial denial of the Claimant’s claim, a notice written in a manner calculated to be understood by Claimant shall set forth the specific reasons for the denial, references to the Program provisions upon which the denial is based, a description of any additional information or material necessary for the Claimant to perfect the benefit claim (together with an explanation of why the material or information is necessary), and an explanation of the Program’s claims appeal procedure.

(c)       Appeals. In order to appeal the decision rendered in connection with the denial of a claim for benefits or with respect to the amount of benefits under this Program, the Claimant must follow the appeal procedures set forth in this Section 14(c). The appeal must be made in writing in the case where the claim is expressly rejected, within 60 days after the date of receipt of the notice of the decision with respect to the claim, or in the case where the claim has neither been approved or denied within the applicable period provided in Section 14(a) above, within 60 days after the expiration of the period. The Claimant may request that his or her application be given full and fair review by the Named Fiduciary designated by the Board of Directors. The Named Fiduciary shall not be the Claims Administrator nor subordinate to the Claims Administrator. The Board of Directors reserves the right to change the Named Fiduciary from time to time, and to designate a special Named Fiduciary for appeals when deemed necessary. The Claimant may review all pertinent documents and submit issues and comments in writing in connection with the appeal. The decision of the Named Fiduciary shall be made promptly, and not later than 60 days after Company’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing. In such a case, a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time is required, written notice of the extension and the special circumstances shall be given to the Claimant prior to the expiration of the initial 60 day period. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner designed to be understood by the Claimant, with specific references to the pertinent Program provisions upon which the decision is based.

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(d)       Exhaustion of Remedies. No legal action for benefits under the Plan may be brought unless and until the Claimant has exhausted his remedies under this Section 14.

(e)       Withholding. Payments made pursuant to this Program constitute compensation, and the Company shall have the right to deduct from all such payments an amount sufficient to satisfy any federal, state and/or local tax withholding requirements, including without limitation any employment tax withholding required pursuant to Code Section 3121(v) and not previously withheld.

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IN WITNESS WHEREOF, the parties have executed this Program as of the date set forth below.

COMPANY: VCA ANTECH, INC.	EXECUTIVE:
By: /s/ Robert L. Antin Title: Chairman of the Board, President and Chief Executive Officer Date: June 30, 2010	By: /s/ Arthur J. Antin Arthur J. Antin, an individual Date: June 30, 2010

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